Sublet Agreement

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1. **Date and Parties**: This agreement, dated December 20, 2011, is between CADserv Corporation, hereafter called Tenant, and Wellness Center USA, Inc., hereafter called Subtenant.

2. Rented Property: The Tenant hereby subleases certain office space to Subtenant – **Suite 111 – 1014 E. Algonquin Road – Schaumburg IL 60173**, which the Tenant lawfully rents from the Owner or his Agent (hereafter called Landlord):

   To be used and occupied as office residence only, for not more than four persons.

3. Landlord: The Owner or Agent for this property is Discovery Center Holdings LLC. His address is 4222 Solutions Center, Chicago, IL 60677.

4. Term: This sublease begins on January 1st, 2011, and ends on December 31, 2011.

5. Rent: Subtenant agrees to pay $1,909.50 monthly rent for this sublease plus real estate and operating charges (totaling approximately $45/monthly). Subtenant shall pay Landlord directly, on/or before the 1st day of each month, based on/and in accordance with landlord's monthly invoice, at the following Bill Payment address:

   Discovery Center Holdings, LLC
   4222 Solutions Center
   Chicago, IL 60677

6. Notices: Tenant agrees to forward any notices, provided to him by the Landlord, to the Subtenant.

7. **Tenant's Remedies**

A. If the Subtenant defaults in the payment of rent, or violates any lease term, the Tenant or Landlord may give the Subtenant 15 days notice that a violation had occurred. If the Subtenant does not correct the violation or make payment of rent in this amount of time, the Tenant or Landlord may then give the Subtenant five days written notice of the termination of the agreement. At the end of that period, if the Subtenant had not vacated the premises, the Tenant or the Landlord may begin eviction procedures in Municipal Court.

B. The Subtenant is responsible for the behavior of his friends, invited guests or any other people on the premises with his permission.

C. Each Subtenant who signs this lease may be held individually responsible for any and all Subtenant liabilities, or all Subtenants may be held collectively responsible, at the option of the Tenant.

D. In the application of remedies, the Tenant had an obligation to mitigate damages.

8. <u>Confiscation of Property</u>: Neither party will ever have the right to secure compensation for any liability owned by the other through confiscation of property belonging to the other. Such disputes are to be settled through negotiation, arbitration, or the courts.

9. <u>Property of Tenant</u>: The following furniture, appliances, or other items belonging to the Tenant are permitted for use by the Subtenant. Subtenant is expected to return these at the end of the sublease term in essentially the same condition as they were in the beginning, taking into account normal wear and tear. If the Subtenant or his guests are responsible for damages to any or these, or if they are not returned, the tenant has the right to take compensation for such damages from the security deposit, and to take any further legal actions necessary.

10. <u>Representation:</u> Tenant represents that its president Andrew J. Kandalepas is also the signatory president for Subtenant and therefore will extend same amicable courtesy to both parties involved in this Agreement.

11. **<u>Signatures</u>**: The following undersigned have agreed to be legally bound by this agreement.

TENANT:	SUBTENANT:
[signature]	[signature]
CADserv Corporation President	Wellness Center USA, Inc. President

AMERICAN LANDMARK PROPERTIES, LTD.

December 17, 2010

Mr. Andrew Kandalepas
Cadserv Corp.
1014 E. Algonquin Road, Suite 111
Schaumburg, IL 60173

Re: Lease Amendment

Dear Andy,

Please find enclosed one fully executed seventh lease amendment for 1014 E. Algonquin Road, Suite 111 in Schaumburg, Illinois.

We appreciate your tenancy and look forward to working with you. If you have any questions or concerns at all, please contact me directly at 847/925-8314.

Very truly yours,

American Landmark Properties Ltd.

Suzanne K. Reynolds

Suzanne K. Reynolds
Property Manager

SKR/hlj

Enclosure

729 North Route 83, Suite 310, Bensenville, Illinois 60106
T630.766.6560 F630.766.6599 www.americanlandmark.com

SEVENTH AMENDMENT TO LEASE

THIS SEVENTH AMENDMENT TO OFFICE LEASE (the "Sixth Amendment") is made as of the 1ST day of DECEMBER, 2010, by and between **DISCOVERY CENTER HOLDINGS, LLC,** ("Landlord") and **CADSERV CORP.**, an Illinois corporation, ("Tenant").

WITNESSETH

WHEREAS, Landlord entered into that certain Office Lease dated as of February 7, 1996, (the "Lease") for the space known as Suite 111, containing approximately 5,990 rentable square feet ("Premises", in that certain building known as Discovery Office Park, formerly Plum Grove Executive Center, located at 1014 East Algonquin Road, Schaumburg, Illinois, as amended by the First Amendment to Office Lease dated June 8, 2001, as further amended by the Second Amendment to Office Lease dated January 29, 2002, Third Amendment to Office Lease dated January 18, 2005; and as further amended by the Fourth Amendment to Office Lease dated April 25, 2007, and Fifth Amendment to Office Lease dated July 25, 2008; Sixth Amendment To Lease dated January 18, 2010 (collectively, the "Lease");

WHEREAS, Landlord and Tenant desire to further amend certain provisions of the Lease subject to the terms, covenants and conditions of this Seventh Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby amend the Lease in the following respects only:

Section 1. Conflicting Provisions; Additional Provisions. In the event of conflict between this Amendment and the Lease, the provisions of this Amendment shall prevail. If the provisions of the Lease do not conflict with the provisions of this Amendment, the provisions of the Lease shall be in addition to the provisions of this Amendment and shall govern the Lease.

Section 2. Premises and Term. Commencing January 1, 2011, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord that certain space known as Suite 111 ("Premises") in the building commonly known as 1014 East Algonquin Road, Schaumburg, Illinois, 60173 ("Building") at the Discovery Office Center ("Property"), comprising approximately 1,335 square feet. The term on the lease will continue through and including December 31, 2011, subject to the provisions contained herein.

Section 3. Base Rent. Tenant shall pay Landlord monthly Base Rent on or before the first day of each calendar month during the Term. Base Rent is as follows:

A. Commencing January 1, 2011 and continuing through December 31, 2011 monthly Base Rent shall be One Thousand Nine Hundred Nine and 50/100 ($1,909.50).

Section 4. Lease in Full Force and Effect. Except as herein modified or amended, the provisions, conditions and terms of the Lease, shall remain unchanged and in full force and effect and are hereby ratified and confirmed by the parties hereto. Capitalized terms used in this Seventh Amendment shall have the same definitions as set forth in the Lease to the extent such capitalized terms are defined therein and are not redefined in this Seventh Amendment.

IN WITNESS WHEREOF, the parties have executed or caused to be executed by proper parties thereunto duly authorized so to do as of the day and year first above written.

LANDLORD:

DISCOVERY CENTER HOLDINGS, LLC,
an Illinois limited liability company,
American Landmark Properties Ltd., As Agent

By: ______________________
Print Name: John M. Huston
Title: Executive Vice President

TENANT:

CADSERV CORP., an Illinois corporation

By: ______________________
Print Name: Andrew Kandalepas
Title: President